Exhibit 99.1

Clear Channel Outdoor Holdings, Inc. Commences
Consent Solicitation Relating to its Senior Secured Notes

San Antonio, Texas, April 6, 2026 – Clear Channel Outdoor Holdings, Inc. (“Clear Channel” or the “Company”) (NYSE: CCO) announced today that it has commenced a consent solicitation (the “Consent Solicitation”) with respect to its outstanding senior secured notes (the “Senior Secured Notes”), consisting of (i) $865,000,000 aggregate principal amount of 7.875% Senior Secured Notes due 2030 (CUSIPs 18453HAF3 and U1828LAE8); (ii) $1,150,000,000 aggregate principal amount of 7.125% Senior Secured Notes due 2031 (CUSIPs 18453HAG1 and U1828LAF5); and (iii) $900,000,000 aggregate principal amount of 7.500% Senior Secured Notes due 2033 (CUSIPs 18453HAH9 and U1828LAG3), to approve certain Proposed Amendments (as defined below) to the indentures governing the Senior Secured Notes (each, an “Indenture” and, together, the “Indentures”).

As previously disclosed, on February 9, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Madison Parent Inc. (“Parent”) and Madison Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent. The consummation of the Merger would constitute a “Change of Control” under each Indenture and, absent an amendment of each Indenture, would require the Company to make a “Change of Control Offer” to repurchase the Senior Secured Notes at 101% of the principal amount of the Senior Secured Notes plus accrued and unpaid interest.

The purpose of the Consent Solicitation is to (i) amend the definition of “Change of Control” in each of the Indentures to provide that the Merger and the other transactions contemplated by the Merger Agreement do not constitute a “Change of Control”, (ii) amend the definition of “Permitted Holder” in each of the Indentures to provide that certain investment funds affiliated with Mubadala Capital LLC and TWG Global LLC and their related investment vehicles shall be “Permitted Holders” and (iii) waive any and all Defaults or Events of Default under each Indenture that may arise as a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Proposed Amendments”). Except for the Proposed Amendments, all existing terms of the Senior Secured Notes and the Indentures will remain unchanged.

The Consent Solicitation is being made in accordance with the terms and subject to the conditions set forth in a Consent Solicitation Statement, dated April 6, 2026 (as it may be amended or supplemented from time to time, the “Consent Solicitation Statement”).

The Consent Solicitation is scheduled to expire at 5:00 p.m., New York City time, on April 10, 2026, or such later time and date to which such Consent Solicitation is extended (such time and date, as it may be extended with respect to any series of Senior Secured Notes, the "Expiration Time"). A holder may validly revoke its consent with respect to a series of Senior Secured Notes prior to the earlier of the Effective Time (as defined herein) and the Expiration Time with respect to such series of Senior Secured Notes (the "Revocation Deadline"), as described in the Consent Solicitation Statement.

Pursuant to the terms and conditions described in the Consent Solicitation Statement:

●	holders of the Company’s 7.875% Senior Secured Notes due 2030 who validly deliver consents to the Proposed Amendments prior to the Expiration Time (and do not validly revoke such consents prior to the applicable Revocation Deadline) are entitled to receive their pro rata portion of an aggregate cash payment of $2,162,500,

●	holders of the Company’s 7.125% Senior Secured Notes due 2031 who validly deliver consents to the Proposed Amendments prior to the Expiration Time (and do not validly revoke such consents prior to the applicable Revocation Deadline) are entitled to receive their pro rata portion of an aggregate cash payment of $2,875,000, and

●	holders of the Company’s 7.500% Senior Secured Notes due 2033 who validly deliver consents to the Proposed Amendments prior to the Expiration Time (and do not validly revoke such consents prior to the applicable Revocation Deadline) are entitled to receive their pro rata portion of an aggregate cash payment of $2,250,000

(collectively, the “Consent Payment”). Holders who deliver consents after the Expiration Time will not receive the Consent Payment. The payment of the Consent Payment to the consenting holders of each series of Senior Secured Notes is contingent upon the satisfaction or waiver of the Consent Payment Conditions (as defined in the Consent Solicitation Statement), including obtaining the Requisite Consent (as defined below) for such series and the consummation of the Merger. Holders who have validly delivered their consents prior to the applicable Expiration Time but who have validly revoked their consents prior to the applicable Revocation Deadline will not be eligible to receive the Consent Payment unless they validly deliver their consents again prior to such Expiration Time, and do not validly revoke their consents again prior to such Revocation Deadline. The Merger is currently expected to close by the end of the third quarter of 2026, subject to satisfaction of certain closing conditions.

The Proposed Amendments must be consented to by holders representing a majority of the outstanding aggregate principal amount of the Senior Secured Notes of such series (excluding Senior Secured Notes beneficially owned by the Company or any of its affiliates) pursuant to the applicable Indenture (the “Requisite Consent”).

The Proposed Amendments will become effective with respect to a series of Senior Secured Notes upon receipt of the Requisite Consent for such series and the execution of a supplemental indenture with respect to such series (the “Effective Time”), which may occur prior to the Expiration Time if the Requisite Consent is received before then and holders will not be given prior notice of the Effective Time. Upon receipt of the Requisite Consent for a series of Senior Secured Notes, the Company and the guarantors party to the applicable Indenture intend to execute a supplemental indenture to such Indenture governing the Senior Secured Notes of such series, and will deliver the supplemental indenture to the trustee for execution in accordance with the Indenture. No consents may be revoked after the Revocation Deadline. The Proposed Amendments will become operative immediately prior to consummation of the Merger. Upon the Proposed Amendments becoming effective and operative with respect to a series of Senior Secured Notes, all holders of the Senior Secured Notes of such series would be bound by the terms thereof, even if they did not deliver consents to the Proposed Amendments. The supplemental indenture for a series of Senior Secured Notes will terminate upon written notice to the applicable trustee that the Consent Payment has not been made in connection with the consummation of the Merger in accordance with the terms of the Consent Solicitation Statement.

If the Merger Agreement is terminated and the Merger is not consummated, the Proposed Amendments will automatically cease to be effective, the Proposed Amendments will not become operative and no Consent Payment will be made.

The Proposed Amendments becoming operative is not a condition to the completion of the Merger. If the Requisite Consent is not obtained for any series of Senior Secured Notes by the Expiration Time, the Company will be required under the applicable Indenture to make a Change of Control Offer in respect of the Senior Secured Notes of such series within 30 days following the consummation of the Merger, at a price in cash equal to 101% of the aggregate principal amount of the Senior Secured Notes, plus any accrued and unpaid interest up to the date of purchase.

The complete terms and conditions of the Consent Solicitation are set forth in the Consent Solicitation Statement that is being sent to the holders of each series of the Senior Secured Notes. Clear Channel may extend, amend or terminate the Consent Solicitation with respect to a series of Senior Secured Notes at any time and from time to time as described in the Consent Solicitation Statement.

J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are serving as solicitation agents (the “Solicitation Agents”) in connection with the Consent Solicitation. Questions regarding the terms of the Consent Solicitation may be directed to J.P. Morgan Securities LLC at (866) 834-4666 (Toll-Free) or (212) 834-7489 (Collect). D.F. King & Co., Inc. is serving as the information agent and tabulation agent (the “Information and Tabulation Agent”) in connection with the Consent Solicitation. Questions or requests for assistance in completing and delivering a consent or requests for copies of the Consent Solicitation Statement may be directed to D.F. King & Co., Inc. as Information and Tabulation Agent at (646) 971-2689 (Banks and Brokers; collect), (800) 290-6433 (all others; toll-free) or CCO@dfking.com.

The Company’s and/or Parent’s obligations to pay the Consent Payment are set forth solely in the Consent Solicitation Statement. This press release is for informational purposes only and this press release and the Consent Solicitation Statement do not constitute an offer to purchase or a solicitation of an offer to sell any Senior Secured Notes or other securities. The Consent Solicitation is being made only by, and pursuant to the terms of, the Consent Solicitation Statement, and the information in this press release is qualified in its entirety by reference to the Consent Solicitation Statement. No recommendation is made, or has been authorized to be made, as to whether or not holders of Senior Secured Notes should consent to the adoption of the Proposed Amendments pursuant to the Consent Solicitation. Each holder of Senior Secured Notes must make its own decision as to whether to give its consent to the Proposed Amendments.

The Consent Solicitation is not being made in any jurisdiction in which the making thereof would not be in compliance with the applicable laws of such jurisdiction. In any jurisdiction in which the Consent Solicitation is required to be made by a licensed broker or dealer, the Consent Solicitation will be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

None of the Company, the Solicitation Agents or the Information and Tabulation Agent makes any recommendation in connection with the Consent Solicitation. Subject to applicable law, the Company may amend, extend or terminate the Consent Solicitation.

About Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is at the forefront of driving innovation in the out-of-home advertising industry. Clear Channel’s dynamic advertising platform is broadening the pool of advertisers using its medium through the expansion of digital billboards and displays and the integration of data analytics and programmatic capabilities that deliver measurable campaigns that are simpler to buy. By leveraging the scale, reach and flexibility of Clear Channel’s diverse portfolio of assets, we connect advertisers with millions of consumers every month.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release, including statements regarding the Merger, stockholder approvals for the Merger, any expected timetable for completing the Merger, the expected benefits of the Merger and any other statements regarding Clear Channel’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. The words “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar words and expressions are intended to identify such forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond Clear Channel’s control and are difficult to predict.

These risks and uncertainties include, but are not limited to: uncertainties associated with the proposed Merger, including the failure to consummate the Merger in a timely manner or at all, could adversely affect Clear Channel’s business, results of operations, financial condition, and the trading price of Clear Channel’s common stock; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including circumstances requiring Clear Channel to pay a termination fee pursuant to the Merger Agreement; failure to satisfy the conditions precedent to consummate the Merger, including the adoption of the Merger Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Clear Channel’s common stock and obtaining required regulatory approvals; the risk that restrictions on the operation of Clear Channel’s business during the pendency of the Merger may impact Clear Channel’s ability to pursue certain business opportunities or strategic transactions or undertake certain actions Clear Channel might otherwise have taken; potential litigation relating to, or other unexpected costs resulting from, the Merger; the risk that any announcements relating to the Merger could have adverse effects on the market price of Clear Channel’s common stock, credit ratings or operating results; and the risk that the Merger and its announcement could have an adverse effect on the ability of Clear Channel to retain and hire key personnel, to retain customers and to maintain relationships with business partners, suppliers and customers. Clear Channel can give no assurance that the conditions to the Merger will be satisfied or that it will close within the anticipated time period.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release are described in the section entitled “Item 1A. Risk Factors” of the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including Clear Channel’s Annual Report on Form 10-K for the year ended December 31, 2025, initially filed with the SEC on February 26, 2026, as amended by Amendment No. 1 to such Annual Report on Form 10-K/A for the fiscal year ended December 31, 2025, filed with the SEC on March 27, 2026 (the “Annual Report”), as well as other risks and forward-looking statements in other reports and filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release or the date of any document referred to in this press release. Except as required by applicable law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Additional Information and Where to Find It

This press release is being made in respect of the proposed Merger and related transactions (collectively, the “proposed transaction”) involving the Company and an investor consortium comprised of affiliates and/or certain investment funds advised by Mubadala Capital LLC, in partnership with TWG Global LLC. In accordance with the Merger Agreement, a special meeting of stockholders of Clear Channel (the “Special Meeting”) will be held to seek stockholder approval in connection with the proposed transaction. Clear Channel intends to file relevant materials with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement will be mailed to Clear Channel’s stockholders. This press release is not a substitute for the definitive proxy statement or any other document that may be filed by Clear Channel with the SEC.

BEFORE MAKING ANY DECISION, CLEAR CHANNEL STOCKHOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT AS, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at the Special Meeting to approve the proposed transaction or other proposals in relation to the proposed transaction should be made only on the basis of the information contained in Clear Channel’s proxy statement. You will be able to obtain a free copy of the definitive proxy statement and other related documents (when available) filed by Clear Channel with the SEC at the website maintained by the SEC at www.sec.gov or by accessing the Investor Relations section of Clear Channel’s website at https://investor.clearchannel.com/.

Participants in the Solicitation

Clear Channel and its directors and executive officers and certain of its employees may be deemed to be participants in the solicitation of proxies from Clear Channel’s stockholders in connection with the proposed transaction. Information regarding Clear Channel’s directors and executive officers is set forth under the captions “Directors,” “Compensation Discussion and Analysis,” “Our NEOs,” “Compensation Committee Report,” “Executive Compensation Tables,” “Director Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in Clear Channel’s Annual Report and in the definitive proxy statement with respect to the Special Meeting. To the extent the holdings of Clear Channel’s securities by its directors or executive officers have changed since the amounts set forth in the Annual Report or, when available, the definitive proxy statement with respect to the Special Meeting, such changes have been or will be reflected on Forms 3, 4 and 5, filed with the SEC.

These documents may be obtained free of charge from the SEC’s website at www.sec.gov or by accessing the Investor Relations section of Clear Channel’s website at https://investor.clearchannel.com/. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the definitive proxy statement that Clear Channel expects to file in connection with the proposed transaction and other relevant materials Clear Channel may file with the SEC.

For further information, please contact:

Investor contact:

Laura Kiernan

VP Investor Relations

914-598-7733

InvestorRelations@clearchannel.com

Press contact:

FGS Global

Danya Al-Qattan/Stephen Pettibone

ClearChannel@fgsglobal.com

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